Exhibit 10.121

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made effective October 10, 2002, by and between Calypte Biomedical Corporation (“Calypte”), incorporated under the laws of Delaware, and Zhong Yang Pute Co.(“DISTRIBUTOR”), incorporated under the laws of People’s Republic of China.

WHEREAS, Calypte is a developer and manufacturer of in vitro diagnostic kits and kit components, and whereas DISTRIBUTOR wishes to commercially distribute said kits and kit components in the Territory;

In consideration of the mutual covenants and promises set forth below, and with intent to be legally bound, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

(A)	“Product” shall mean the products listed in Schedule 1 hereof.

(B)
“Territory” shall mean the geographic regions and/or Fields of Use within People’s Republic of China, as described in Schedule 5 and subject to expansion or reduction pursuant to the terms of this Agreement.

(C)	“Exclusive Distributor” shall mean that no other distributor, regardless of location of principal offices, shall have any rights to commercially distribute the Products for sale in the Territory.

(D)	“Non-exclusive Distributor” shall mean that one or more distributors may currently, or in the future, have rights to commercially distribute the Products for sale in the Territory.

(E)	“Trademarks” shall mean those commercial marks listed in Schedule 4 hereof.

ARTICLE 2 - APPOINTMENT OF DISTRIBUTOR

2.0
APPOINTMENT    Calypte hereby designates and appoints DISTRIBUTOR as Calypte’s Exclusive Distributor in the Territory for the sale, promotion, support, and distribution of the Products in the Territory, subject to the terms and conditions of this Agreement, with the exception of Cambridge Biotech™ HIV-1 Serum Western Blot, for which DISTRIBUTOR is appointed as Non-Exclusive Distributor in the Territory. Territory extensions will be considered in good faith by Calypte provided DISTRIBUTOR is in good standing relative to minimum purchases, DISTRIBUTOR can substantiate a clearly defined market opportunity, and provided that Calypte has not already appointed another party for distribution into the requested territory or field of use.

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1
INDEPENDENT CONTRACTOR; LIMITATION OF RIGHTS    Except for the limited purpose set forth herein, nothing in this Agreement shall be deemed to constitute a partnership between the parties hereto or be deemed to constitute DISTRIBUTOR as agent or employee for Calypte for any purpose, including the right to contract in the name of or for the account of Calypte nor to assume or create any liability or obligation of any kind, express or implied, on behalf of Calypte in any way or for any purpose. . The relationship between the parties is that of independent contractors in which Calypte is the vendor and DISTRIBUTOR is the vendee. This Agreement does not constitute a Trademark or other license nor a grant of Trademark or other intellectual property rights, except that DISTRIBUTOR is entitled to use Trademarks solely in connection with the distribution of Products hereunder.

ARTICLE 3    TERM

3.0	EFFECTIVE DATE This Agreement shall become effective as of the date first shown in this Agreement.

3.1	TERM Unless sooner terminated or unless renewed as provided herein, this Agreement shall terminate on the second anniversary of the Effective Date.

3.2	EXTENSION OF TERM Unless sooner terminated or otherwise renewed as provided herein, DISTRIBUTOR shall have the right to renew this Agreement for an additional two (2) year period provided:
i) DISTRIBUTOR meets or exceeds the sales minima detailed in Schedule 3, and
ii) DISTRIBUTOR notifies Calypte in writing of its intention to renew the Agreement no less than ninety (90) days prior to the date the Agreement would otherwise terminate, and
iii) DISTRIBUTOR has not declined distribution rights for any new Product which Calypte has offered to DISTRIBUTOR during the term of the Agreement, provided the new Products offered to DISTRIBUTOR are Products which DISTRIBUTOR could be reasonably expected to sell.

ARTICLE 4    DISTRIBUTOR’S UNDERTAKINGS

DISTRIBUTOR agrees, at its sole expense (unless otherwise expressly provided herein), during the term of this Agreement:

4.1.1
BEST EFFORTS    At all times to use its best efforts to vigorously and actively market, advertise, promote, and extend the sale of the Products throughout the Territory. To this end, DISTRIBUTOR agrees to maintain an adequate and competent staff of sales and technical support personnel which can function in all languages of the Territory. All advertisements, brochures, and other materials distributed in connection with the sale of the Products shall be submitted to Calypte for prior written approval, such approval not to be unreasonably withheld.

4.1.2
TECHNICAL SUPPORT AND RECALL CAPABILITY    To maintain adequate personnel and laboratory facilities for training, trouble-shooting, and complaint resolution, such personnel to meet or surpass the standards of Calypte. Further, to

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

provide to Calypte’s Technical Services department a monthly report detailing any customer complaint(s) related to performance of the Products, such report to be issued even in the absence of complaints during the reporting period. Complaint reports shall provide full particulars regarding the nature of the complaint(s) and mechanism(s) of successful resolution. DISTRIBUTOR also certifies that it has, and shall maintain, the capability of tracking Product shipments by lot number in order to execute a Product recall should such a recall be required.

4.1.3
MINIMA    To purchase in each twelve month period, regardless of the registration status of the Products with the Biologics Division of the SDA, but provided that the Products can be legally sold within the Territory, the minimum quantities described in Schedule 3 hereof. During any calendar quarter, purchases of Product shall not be less than 15% of the total minimum quantity specified for that twelve-month period.

4.2
EXCLUSIVE TERRITORY    Not to solicit customers for any of the Products outside the Territory, either directly or through any third party, without Calypte’s prior written approval. Furthermore, should it become evident that Product sold by DISTRIBUTOR within the Territory is being resold outside the Territory by any customer of DISTRIBUTOR, to take such action as may be necessary to discontinue that practice.

4.3.1
REGISTRATION AND PERMITS    At no charge to Calypte, to provide reasonable assistance to Calypte in the registration of the Products with the regulatory authorities in the Territory, and to provide reasonable assistance in securing such licenses and registrations which may be required in connection with the importation and sale of the Products in the Territory. Such assistance may include among others DISTRIBUTOR providing to Calypte, or directly to authorities, such information as may be necessary to permit the importation of Product or components, occasional communication with regulatory authorities, and the coordination of Product regulatory trials. Such trials may require DISTRIBUTOR to provide instrumentation, laboratory disposables, and the training and monitoring of trial sites. Calypte shall offer such guidance and test kits as may be required and commercially reasonable in Calypte’s opinion, and upon successful Product registration, Calypte shall reimburse DISTRIBUTOR for its payment of governmental and trial site fees which are directly associated with local registration of the Products, and which have been pre-approved by Calypte, such approval not to be unreasonably withheld.

4.3.2	To register the Products in the name of Calypte.

4.3.3	To hereby certify that local law permits multiple parties, either consecutively or concurrently, to distribute the Products in the Territory.

4.4.1	ROLLING DEMAND PURCHASE FORECAST On a monthly basis, and no later than the first Monday of the month, to provide to Calypte a written six-

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

month rolling purchase forecast. The first three months of the forecast shall constitute an irrevocable commitment to purchase. In this fashion, DISTRIBUTOR commits monthly to one new month of purchases three months in the future. The manufacturing cycle for the Products is at least two months; therefore the first forecast issued by DISTRIBUTOR under this Agreement shall only be for four months, the first month of which is an irrevocable order for delivery three months in the future. [*]

4.4.2
SALES REPORTS    To submit to Calypte within thirty days of January 1 and July 1of each year a written summary as to the prevailing market conditions, the attitudes of customers, the activities of competitors, or any other market conditions which may significantly impact the sales of the Products in the Territory.

4.5.1	HANDLING OF PRODUCTS To ensure that the Products are handled, stored, and shipped in accordance with Calypte’s instructions and local laws.

4.5.2	To order, and to maintain a representative selection of Calypte’s up-to-date sales literature or other promotional material in good condition.

4.5.3	To maintain such stock of the Products as is reasonably necessary to enable DISTRIBUTOR to comply with its obligations hereunder.

4.6	SALES LEADS To exercise its best judgement to follow up on sales leads supplied by Calypte.

4.7
CONFIDENTIALITY    Not at any time to divulge to any third party any Confidential Information relating to the Products or to Calypte’s affairs or business or method of carrying on business, except so far as is necessary, to those authorized to have access to such information within DISTRIBUTOR’s organization.

DISTRIBUTOR    may receive information from Calypte, its personnel, or through DISTRIBUTOR’s activities under this Agreement, either by direct or indirect communication or observation; more specifically, Calypte will make available to DISTRIBUTOR, after execution of this Agreement, such marketing and quality control data, and other proprietary, secret, and confidential information owned by Calypte which, in the opinion of Calypte, are necessary for DISTRIBUTOR to sell the Products (herein collectively referred to as “Confidential Information”).

DISTRIBUTOR    shall not make use of the Confidential Information other than in connection with the marketing and sale of the Products under this Agreement and shall under no circumstances disclose the Confidential Information to any third party. Except for such of the Confidential Information that becomes publicly available through Calypte or independent third parties, DISTRIBUTOR shall not use, employ or exploit the Confidential Information, except for the direct benefit

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

of Calypte, without Calypte’s written consent for the term of this Agreement and seven (7) years thereafter.

4.8
SUB- DISTRIBUTORS    Not to appoint or subcontract, without the prior written approval of Calypte, any subdistributors or sales representatives in the Territory in connection with the performance of this Agreement, such approval not to be unreasonably withheld. In the event that Calypte grants such approval, such appointment shall be made only in the name and for the account of DISTRIBUTOR, shall be for a term no longer than the term of this Agreement, and shall not confer upon such subdistributors and/or independent sales representatives any rights greater than those which are granted by Calypte to DISTRIBUTOR under this Agreement. DISTRIBUTOR shall also impose on any such subdistributors and/or independent sales representatives the same obligations that Calypte has imposed on DISTRIBUTOR under this Agreement for the purpose of protecting the goodwill of Calypte and the Products.

4.9
LEGAL STANDARDS    To advise Calypte in writing of any changes which DISTRIBUTOR becomes aware of in legal standards within the Territory pertaining to the Products during the term of this Agreement, including but not limited to packaging, labeling and ingredient standards, sufficiently in advance of the imposition of such legal standards as to permit Calypte’s orderly scheduling and delivery of Product within DISTRIBUTOR’s requested time of shipment.

4.10.1
LABELING    To ensure that the Products are sold and promoted in the form and with the labeling or markings designated by Calypte, and not to alter, remove, or interfere therewith without the prior written consent of Calypte.

4.10.2
DISTRIBUTOR LABELS    Notwithstanding the generality of the foregoing, Calypte hereby authorizes DISTRIBUTOR to affix a small label which denotes DISTRIBUTOR as the authorized distributor in the Territory, such label to be applied in a manner which does not obscure Calypte’s tradenames or other marks.

4.11.1
TRADEMARKS    To respect Calypte’s rights in connection with the Products (including but not limited to Calypte’s patents, trademarks, and copyrights), to comply with all local laws and regulations with respect thereof, and to assist Calypte in taking any steps necessary to defend such rights. Any reasonable expenses incurred under this paragraph by DISTRIBUTOR, and which are preapproved by Calypte, shall be reimbursed by Calypte.

4.11.2
To acknowledge at all times Calypte’s exclusive right, title, and interest in and to the trademarks associated with the Products listed in Schedule 1 and registered by Calypte in the United States of America or the Terrritory; and not at any time to do or cause to be done any act or any thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with any reference to the trademarks, DISTRIBUTOR shall not in any manner represent that it has ownership interest in the trademarks or registration thereof, but shall clearly indicate Calypte’s ownership of the trademarks.

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.11.3
To use no trademarks, trade names, corporate names, or trade styles employing the trademarks, whether in advertising or otherwise, without the prior written consent of Calypte, such consent not to be unreasonably withheld, and generally not to produce any advertising or promotional material or activity without Calypte’s written consent. Except as provided in Article 9.2, any and all use by DISTRIBUTOR of said trademarks, trade names, corporate names or trade styles within the Territory shall cease upon the expiration or termination of this Agreement.

4.12
PRESS    To make no statements to the press concerning Calypte’s personnel, business practices, Product development efforts, or alleged Product performance problems without the prior written consent of Calypte.

4.13	MANAGEMENT CHANGE To provide to Calypte prompt notice, in writing, of any change of key management or ownership and any change in the mode of operation of DISTRIBUTOR.

4.14
PROOF OF SALE    To expressly represent that any Products purchased are for the purpose of sale in the Territory and will furnish upon Calypte’s requests, documents which certify that the Products have been sold in that Territory. DISTRIBUTOR further represents that it will undertake all appropriate steps to ensure that the Products are sold exclusively to customers which are permitted under the laws of the Territory to purchase and use the Products.

4.15	AUDIT To permit Calypte staff or a Calypte designee, upon reasonable advance notice, to audit DISTRIBUTOR’s premises and sales records in connection with this Agreement at no expense to DISTRIBUTOR.

4.16
COMPETING PRODUCTS    During the term of this Agreement, neither directly nor through any third party to manufacture, sell, promote, market, or advertise without prior written permission from Calypte, any in vitro diagnostic test for the detection of HIV antibodies in bodily fluids other than serum or plasma.

4.17
NEW PRODUCTS    To accept distribution rights and obligations for new Products which the parties believe DISTRIBUTOR could be reasonably expected to sell as they may become available from time to time, and under such terms and conditions as the parties may negotiate in good faith.

ARTICLE 5    CALYPTE’S UNDERTAKINGS

Calypte agrees, during the term of this Agreement:

5.1.1
EXCLUSIVE DISTRIBUTOR    To limit the authorized sale of the Products in the Territory to DISTRIBUTOR, and to take such action as may be necessary to ensure compliance of third parties in this regard. Exclusively in connection with

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

this section 5.1.1, Calypte shall permit DISTRIBUTOR staff or a DISTRIBUTOR designee, upon reasonable advance notice, to audit Calypte’s sales records.

5.2
FILLING ORDERS    To use its best efforts to fill all orders of DISTRIBUTOR for delivery of the Products hereunder. Orders shall be placed in writing and mailed or transmitted by facsimile in accordance with the Rolling Demand Forecasting system described in Section 4.4.1 hereof. No order from DISTRIBUTOR shall be binding upon Calypte until such order is accepted by Calypte in writing by mail or facsimile, such acceptance not to be unreasonably withheld and to be issued within 5 working days of receipt of order. Calypte shall make commercially reasonable efforts to fill orders which are placed by DISTRIBUTOR in addition to the orders placed through the Rolling Demand Forecasting system.

5.3	TRADEMARKS To use its best efforts to maintain the Trademarks in good legal standing in the Territory.

5.4
SALES MATERIAL    To furnish to DISTRIBUTOR, at Calypte’s expense, a reasonable supply of sales literature and promotional materials. The promotional materials may be furnished in the English language. DISTRIBUTOR may translate the materials at its own expense, and with prior approval from Calypte, such approval not to be unreasonably withheld, provided that Calypte will own all rights to all such translations. Calypte may make reasonable charges if more than a nominal quantity of promotional materials is supplied to DISTRIBUTOR, which will be agreed upon between Calypte and DISTRIBUTOR in advance. Calypte agrees to reimburse DISTRIBUTOR for the production of reasonable quantities of Calypte-approved Chinese promotional literature on the condition that Calypte accepts the marketing value of Chinese promotional pieces proposed by DISTRIBUTOR, and on the condition that the promotional pieces can be produced at a cost equal to, or lower than the cost of Calypte’s own English materials.

5.5	WARRANTY To warrant the Products as set out in Article 8 below.

5.6	SALES LEADS To forward to DISTRIBUTOR sales leads and inquiries from customers located within the Territory.

5.7
TRAINING    To provide to DISTRIBUTOR such sales, marketing, and technical training as may be reasonably required, at Calypte’s facility, but not to exceed one week during each year of this Agreement. Costs incurred in such training excluding travel and accommodation, but including training materials, trainer time, and a reasonable amount of Product shall be borne by Calypte.

5.8	To provide telephone technical support in English to DISTRIBUTOR during Calypte’s normal business hours.

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.9
NEW PRODUCTS    To offer to DISTRIBUTOR the opportunity to apply for distribution rights on new products which Calypte may develop from time to time. DISTRIBUTOR’s application shall be reviewed in good faith by Calypte with respect to DISTRIBUTOR’s historical performance and new product sales forecasts, and subject to such limitations as may be imposed upon Calypte by third parties that are integral to the development of such new products.

5.10
NO-CHARGE EVALUATION MATERIALS    To provide to DISTRIBUTOR over the first two years of the Agreement, as evaluation materials not to be sold or transferred by DISTRIBUTOR without Calypte’s prior consent, such consent not to be unreasonably withheld, a maximum allocation of 10% of the first year’s minimum and 7% of the second year’s minimum at no charge to DISTRIBUTOR other than the shipping.

ARTICLE 6    PRICE AND PAYMENT

6.1
PRICE AND PAYMENT    All prices are F.O.B. Calypte’s relevant manufacturing facilities. Any and all import permits, licenses, lot release fees, or any other authorizations required to be obtained from any ministry, agency, bank or institute within the Territory to effect the importation of the Products, including but not limited to their clearance through the corresponding customs and health authorities, will be secured and done or caused to be secured and done by DISTRIBUTOR at DISTRIBUTOR’S expense. Any and all additional expenses including, but not limited to taxes and customs duties which may be incurred in acting under this Agreement are to be similarly borne and paid by DISTRIBUTOR.

6.2
MAXIMUM MARK-UP    To ensure that Calypte Products are sold at prices that are competitive, and which facilitate widespread Product use, DISTRIBUTOR agrees to limit its mark-up to customers and distributors to 20%, such mark-up to be calculated after allowances for shipping and insurance, duties, lot release fees, and taxes. The parties agree to review the maximum mark-up provision annually, not less than 30 days prior to the anniversary of this Agreement.

6.3
TERMS OF PAYMENT    Terms of payment for the Products sold by Calypte to DISTRIBUTOR hereunder shall be by irrevocable standby Letter of Credit, wire transfer or similar financial vehicle, payable in advance.

6.4	CURRENCY Payment shall be made in U.S. dollars.

6.5
PRICE CHANGES    Calypte reserves the right to change the price of any or all Products no more than once per Product per 12-month period of the Agreement. Calypte agrees to lower the price of Products to DISTRIBUTOR as it deems appropriate in the event that Calypte achieves significant production cost reductions through production efficiencies or local production.

ARTICLE 7    SHIPPING-TITLE AND RISK-CANCELLATION

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.1
RISK OF LOSS    Calypte’s obligation to effect shipment of the Products shall be fully discharged upon delivery of Products to the carrier, and title to, and all risk of damage or loss to the Products shall pass to DISTRIBUTOR at this time. Shipments shall be insured at the option and expense of DISTRIBUTOR.

7.2
DELIVERY    Calypte shall use its best efforts to ship the Products to DISTRIBUTOR in accordance with DISTRIBUTOR’s shipping instructions. The completion of the formalities pertaining to the entry of the Products into the Territory, as well as the payment of any taxes, duties, or charges relating to same, shall be the sole responsibility of DISTRIBUTOR.

ARTICLE 8    WARRANTY - NO CONSEQUENTIAL DAMAGES - INDEMNITY

8.1
WARRANTY    Calypte warrants the Products to be of sufficient quality of materials and manufacture as to meet the claims and specifications set forth in the Product’s packaging and labeling when used according to the directions provided therein.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, CALYPTE MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER, WITH RESPECT TO THE PRODUCTS. DISTRIBUTOR’s exclusive remedy will be for direct damages, and Calypte’s total liability for any and all losses and damages arising out of any cause whatsoever (whether such cause be based in contract, warranty, negligence, strict liability, other tort or otherwise) will in no event exceed DISTRIBUTOR’s landed cost of the Products in respect to which such cause arises or, at Calypte’s option, the replacement of such Products. In no event will Calypte be liable for incidental, consequential or punitive damages resulting from any cause whatsoever. Calypte warrants that at the time that the Products left Calypte’s possession, they were deemed to be of good quality.

8.2
DEFECTS    Without limiting the generality of the foregoing, CALYPTE SHALL NOT BE BOUND TO MAKE GOOD ANY DEFECT IN THE PRODUCTS WHERE THE PRODUCTS HAVE BEEN SUBJECTED TO MISUSE, NEGLECT, OR ACCIDENTAL DAMAGE AFTER DELIVERY BY CALYPTE TO THE CARRIER.

8.3
TRADEMARKS    Calypte is the record owner of registrations for its trademarks in the Territory and believes it has the right to use these trademarks throughout the Territory. Notwithstanding, CALYPTE MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PRODUCTS WILL NOT INFRINGE THE LEGITIMATE AND VALID TRADEMARKS, TRADE NAMES, OR OTHER INDUSTRIAL PROPERTY RIGHTS OF THIRD PARTIES IN THE TERRITORY. DISTRIBUTOR shall immediately notify

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Calypte of any such claims of others, and Calypte shall, at its sole option, have the right to assume the defense of any such claim.

8.4
INSPECTION    It shall be the responsibility of DISTRIBUTOR to inspect the Products after taking title to same. Notwithstanding Article 8.1 above, Calypte shall not be liable for any shortage, breakage, or damage to the Products or for any breach of warranty, implied or otherwise, unless it receives written notice of any defect or shortcoming within ten (10) days after the date on which DISTRIBUTOR receives the Products, and the defect or shortcoming results from the fault or negligence of Calypte.

8.5
INDEMNIFICATION    Calypte shall indemnify and hold DISTRIBUTOR harmless from any claims, demands, liabilities, suits or expenses of any kind arising out of any misrepresentations which Calypte makes concerning the Product supplied by Calypte.

Calypte shall indemnify DISTRIBUTOR for any damages or loss actually paid by DISTRIBUTOR resulting from a final, non-appealable legal decision on a claim by third parties made against DISTRIBUTOR and to the extent to which is found by such decision to have been caused by Calypte with respect to Products made or supplied by Calypte.

DISTRIBUTOR is responsible for, and shall hold Calypte harmless from any loss, claim, damage, illness or injury to persons or property which arises out of or pertains to the sale, use, packaging, advertising, or promotion of the Product, and which is caused by DISTRIBUTOR or DISTRIBUTOR’s subdistributors, agents or employees. This provision shall survive the expiration or termination of this Agreement for any reason and shall be liberally construed in favor of Calypte.

ARTICLE 9    TERM AND TERMINATION

9.1.1
TERMINATION FOR CAUSE    Calypte, at its sole option, may immediately terminate this Agreement with respect to the Territory, upon giving written notice to DISTRIBUTOR to this effect, whenever any of the following events occurs:

(i) if any governmental unit within the Territory threatens (in the sole judgement of Calypte) to enact, or enacts, any law, decree or regulation which would restrict the right of Calypte to terminate or elect not to renew this Agreement as herein provided, or would make Calypte liable to DISTRIBUTOR for compensation or damages upon termination or failure to renew this Agreement;

(ii) if DISTRIBUTOR at any time discontinues or abolishes its business, files a petition of bankruptcy or insolvency or admits in writing its inability to pay its debts as they become due and payable, or if DISTRIBUTOR is adjudicated bankrupt or insolvent, or if there is filed any petition seeking reorganization of DISTRIBUTOR, or if a receiver is appointed for all or substantially all of DISTRIBUTOR’s property, or if DISTRIBUTOR makes an assignment for the

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

benefit of creditors or if any proceedings are instituted for the liquidation or winding up of DISTRIBUTOR;

(iii) if DISTRIBUTOR uses Calypte’s trademarks or trade names or styles in any way which in Calypte’s sole judgement might deceive or mislead the consumer or which might in any way damage or impair the reputation or value of such trademarks, trade names, or styles;

(iv) if DISTRIBUTOR fails to comply with any of the terms or conditions herein contained and, after notice by Calypte requiring DISTRIBUTOR to make good such default, DISTRIBUTOR fails to cure such default within thirty (30) days after receipt of such notice;

(v) if DISTRIBUTOR is at any time nationalized or falls under the control of any governmental unit within the Territory;

(vi) if DISTRIBUTOR’s authority to carry on business is cancelled by competent authorities;

(vii) if control of DISTRIBUTOR should be transferred to another party, whether such party is a competitor of Calypte or otherwise; or

(viii) all Products are deleted from Schedule 1.

(ix) Calypte, at its discretion, may choose to forego outright termination of DISTRIBUTOR in favor of the selective reduction or renegotiation of Territory or Minima based on Calypte’s analysis of DISTRIBUTOR’S sales reports relative to the sales target listed in Schedule 6.

9.1.2
DISTRIBUTOR, at its sole option, may immediately terminate this Agreement with respect to the Territory, upon giving written notice to Calypte to this effect, whenever any of the following events occurs:

(i) if Calypte at any time discontinues or abolishes its business, files a petition of bankruptcy or insolvency or admits in writing its inability to pay its debts as they become due and payable, or if Calypte is adjudicated bankrupt or insolvent, or if there is filed any petition seeking reorganization of Calypte, or if a receiver is appointed for all or substantially all of Calypte’s property, or if Calypte makes an assignment for the benefit of creditors or if any proceedings are instituted for the liquidation or winding down of Calypte; or

(ii) if Calypte fails to comply with any of the terms or conditions herein contained and, after notice by DISTRIBUTOR requiring Calypte to make good such default, Calypte fails to cure such default within thirty (30) days after receipt of such notice.

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.1.3	TERMINATION FOR CONVENIENCE Each party reserves the right, upon not less than 90 days’ written notice to the other to terminate this Agreement at its sole discretion, without cause.

9.1.4
TERRITORY LAWS    If Calypte determines that the appointment or use of DISTRIBUTOR is not permitted under the laws and regulations in force in the Territory, Calypte has the right, at its sole discretion and upon notice to DISTRIBUTOR, to terminate this Agreement as Calypte sees fit. Upon notice of this decision, DISTRIBUTOR will cease its activities under this Agreement and shall not seek damages or compensation in any form, according to Article 9 of this Agreement.

9.2.1	Upon termination or expiration of this Agreement for any reason other than Termination for Convenience with respect to the Territory:

i) at Calypte’s option, DISTRIBUTOR may sell its remaining inventory of Product within the Territory, or shall make available to Calypte or Calypte’s designee, all current stocks of Product held by DISTRIBUTOR with a minimum of four (4) months’ expiration remaining, at DISTRIBUTOR’s landed cost, FOB DISTRIBUTOR’s warehouse, which shall include any duty, freight, insurance documentation and inland freight to warehouse distribution.

ii) DISTRIBUTOR shall at its own expense return to Calypte or its designee all Confidential Information furnished by Calypte in accordance with Article 5.2 hereof, as well as all sales literature, catalogues, samples, and other promotional materials supplied by Calypte;

iii) Calypte will not be liable to pay to DISTRIBUTOR any termination compensation, benefits or damages of any kind whatsoever, whether for DISTRIBUTOR’s loss of present or prospective profits, anticipated sales, expenditures, investments or commitments made in connection with this Agreement, or due to the termination of any of DISTRIBUTOR’s employees, agents, or subdistributors, or due to any other matter or cause whatsoever, and whether provided by any current or future law, regulation or interpretation thereof by any authority exercising jurisdiction over this Agreement, and;

iv) all obligations of Calypte shall be canceled, but such expiration or termination will not affect any of Calypte’s rights hereunder, and Calypte will further have the right, immediately upon such expiration or termination, to appoint a new distributor or sales representative. Such expiration or termination will not affect DISTRIBUTOR’s obligation to make payment for any orders of the Products which remain unpaid at such time.

9.2.2	Upon Termination for Convenience by Calypte with respect to the Territory, the provisions of 9.2.1 shall apply except for provision 9.2.1 i), which shall be replaced by 9.2.2 i) below:

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

i) at DISTRIBUTOR’s option, DISTRIBUTOR may sell its remaining inventory of Product within the Territory, or shall make available to Calypte or Calypte’s designee, all current stocks of Product held by DISTRIBUTOR with a minimum of ten (10) weeks’ expiration remaining, at DISTRIBUTOR’s landed cost, FOB DISTRIBUTOR’s warehouse, which shall include any duty, freight, insurance documentation and inland freight to warehouse distribution.

ARTICLE 10    ASSIGNMENT

DISTRIBUTOR shall not be entitled to assign its rights and obligations under this Agreement without the prior written consent of Calypte. In the context of this Agreement, a change in control or ownership of the DISTRIBUTOR, whether involving a competitor of Calypte or otherwise, shall constitute assignment, and in accordance with 9.1.1(vii) Calypte may, at its discretion, terminate this Agreement.

ARTICLE 11    WAIVER

The failure of either party to assert a right under, or to enforce at any time or for any period of time, the provisions hereof or the failure of either party to exercise an option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party’s right to enforce such provisions or exercise such options. A waiver of any breach of any provision of this agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this agreement.

ARTICLE 12    ENTIRE AGREEMENT

With the exception of previously signed Confidentiality Agreements which will continue in effect as to the matters governed hereby, this Agreement cancels and supersedes any previous understandings or agreements, oral or written, between the parties relating to the subject matter hereof, including any previously existing distributorship arrangement. This Agreement expresses the complete and final understanding of the parties with respect to the subject matter hereof, and may not be changed in any way except upon the explicit intention of both parties expressed by a signed written agreement. Any terms or conditions stated in DISTRIBUTOR’s purchase orders inconsistent with this Agreement shall be null and void.

ARTICLE 13    SEVERABILITY

If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity shall remain in full force and effect but that in any event, the provisions concerning payment for the Product shall be binding upon the parties.

ARTICLE 14    NOTICES

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

14.1
NOTICE Any notice required or permitted by this Agreement shall be in writing and in the English language, and shall be delivered personally or by registered air mail, postage prepaid, or by facsimile, addressed to the parties as follows:

If to Calypte:	Calypte Biomedical Corporation
1265 Harbor Bay Parkway Alameda, California 94502 United States of America

Facsimile: 510-814-8408

Attention: President

If to DISTRIBUTOR:	Zypute Bio-Medi-Tech Corp. Suite 510-511 Angel Office Bldg. 6 Ritan Street, Chaoyang District Beijing 100020 People’s Republic of China

Facsimile: 011 86 10 6426 2714

Attention: President

14.2
RECEIPT    Any notice sent by registered prepaid air mail properly addressed and posted shall be deemed to have been received ten (10) days after it is delivered to the postal authorities in the country of the party by whom it is sent. If sent by facsimile, a copy of the facsimile shall be sent promptly by registered prepaid air mail to the addressee.

14.3
VERBAL NOTICE    Nothing contained herein shall justify or excuse failure to give verbal notice for the purpose of informing the other party thereof when prompt notification is appropriate, but such verbal notice shall not satisfy the requirement of written notice.

ARTICLE 15    APPLICABLE LAWS

15.1
EXPORT LAWS    Calypte is subject to U.S. laws and regulations governing the export of U.S. products. DISTRIBUTOR agrees that it will not directly or indirectly engage in any acts which would cause Calypte to be found in violation of such laws or regulations.

15.2
PAYMENTS DISTRIBUTOR acknowledges that certain laws of the United States may result in the imposition of sanctions on Calypte and its employees in the event that offers, promises, or payments are directly or indirectly made to government officials or others for the purpose of influencing decisions favorable to Calypte, and, therefore DISTRIBUTOR agrees that neither it nor its employees

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

will commit such acts or engage in such activities and that DISTRIBUTOR shall defend, indemnify, and hold Calypte harmless for any damages, claims, liabilities and expenses which arise or allegedly arise from DISTRIBUTOR’s violation of the obligations of articles 15.1 or 15.2.

15.3
ASSURANCES DISTRIBUTOR agrees to furnish to Calypte, by affidavit or other reasonable means from time to time at Calypte’s request, and to the reasonable satisfaction of Calypte, assurances that the appointment of DISTRIBUTOR hereunder, its activities under this Agreement, and the payment to DISTRIBUTOR of any monies or consideration contemplated hereunder are proper and lawful under the laws in force in the Territory. DISTRIBUTOR further represents that no person employed by it is an official of any government agency or a corporation owned by a government unit within the Territory and that no part of any monies or consideration paid hereunder shall accrue for the benefit of any such official.

ARTICLE 16    GOVERNING LAW; LANGUAGE

This Agreement and the obligations of the parties hereunder shall be governed and construed in accordance with the laws of the State of California, U.S.A. If this Agreement is translated into any language other than English, then the English language version hereof will control.

ARTICLE 17    FORCE MAJEURE

Calypte and DISTRIBUTOR will be excused from failure to perform under this Agreement and will not be liable in any way for any loss if such failure is due to causes beyond the reasonable control of either party, including but not limited to, natural disasters such as earthquakes or floods, fires, riots, strikes and other labor disputes, war conditions, shortage of raw materials or government action for the period any such conditions exist.

[*]  Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 18    HEADINGS

The headings used herein are for convenience only and in no way affect the liabilities, obligations, or responsibilities of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CALYPTE BIOMEDICAL CORPORATION

By:     /s/ Nancy E. Katz

Title:  President and CEO

Date:    September 12, 2002

Zhong Yang Pute Biomedical Co.

By:     /s/ Ji Biao

Title:  President

Date:     September 19, 2002

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1 – PRODUCTS

Calypte HIV-1 Urine EIA Test Kit An enzyme immunoassay in microwell format for the detection of antibodies to HIV-1 in urine.

Cat. No. 700010	480 tests
Cat. No. 700011	192 tests

Cambridge Biotech HIV-1 Serum Western Blot Test Kit. A Western Blot supplemental immunoassay for the analysis of serum or plasma samples that are repeatedly reactive on a serum or plasma HIV-1 EIA. Cat. No. 98002    27 tests

Cambridge Biotech HIV-1 Urine Western Blot Test Kit. A Western Blot supplemental immunoassay for the analysis of urine samples that are repeatedly reactive on the Calypte HIV-1 Urine EIA. Cat. No. 98076    27 tests

SCHEDULE 2 – PRICE

[*]

SCHEDULE 3 – MINIMA

[*]

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 4 – TRADEMARKS

Calypte name and corporate logo
Calypte hummingbird logo
Sentinel tradename
Cambridge Biotech name and corporate logo

SCHEDULE 5 – TERRITORY

Any Field of Use operated by the military forces of People’s Republic of China, plus any Field of Use in the following provinces: Beijing, Shanghai, Jiangsu, Zhejiang, Hubei, Hebei, Henan, Shanxi, Shaanxi, Nei Mongol, Liaoning, Sichuan, Shandong, Guangdong, Helongjiang, Anhui, Guanggong, Fujian, and Tianjinwith the exception of the Drug Rehabilitation / Criminal Justice Field of Use.

SCHEDULE 6 – SALES TARGETS WITHIN THE TERRITORY

[*]

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.